Exhibit 99.1

                     WAUSAU PAPER REPORTS 36 PERCENT GAIN
                   IN THIRD-QUARTER EARNINGS, HIGHEST PROFIT
                                 IN FIVE YEARS


MOSINEE, Wis...Oct. 19, 2004...Wausau Paper (NYSE:WPP) today reported third-quarter earnings rose 36 percent to $8.1 million, or $0.16 per diluted share, from $6.0 million, or $0.12 per diluted share, the year before, reflecting ongoing progress with its strategic initiatives. Third-quarter earnings included stock incentive credits of less than $0.01 per diluted share in 2004 and charges of $0.01 per diluted share in 2003. Net sales increased 5 percent to $262.4 million from $249.5 million last year, while shipments declined 1 percent.

Net earnings for the first nine months were $15.3 million, or $0.29 per diluted share, an increase of 45 percent over $10.5 million, or $0.20 per diluted share, during the same period last year. Earnings included stock incentive charges of $0.02 per diluted share in 2004 and $0.01 per diluted share in 2003. Net sales increased 6 percent to $778.4 million from $732.2 million. Shipments were up 2 percent.

"The third-quarter performance represented our strongest quarterly earnings in five years," said Thomas J. Howatt, president and CEO. "This improvement was achieved despite fiber-related price increases of approximately $9 million, natural gas price increases of $1 million and only modest improvement in market conditions. Average selling price increased 6 percent as compared to the third quarter of 2003 with nearly half of the improvement the result of sales mix enhancements.

"Much of the improvement in profitability can be attributed to the continued progress of our strategic initiatives," Mr. Howatt said. "On a year-to-date basis, approximately 40 percent of net sales were generated by products developed within the last three years, far exceeding our corporate goal of 25 percent; productivity improved by more than our targeted 1 percent; and cost reduction results approached our corporate goal of 2 percent of prior-year cost of sales."

Specialty Products reported its ninth consecutive quarter of year-over-year improvement with operating profits of $5.2 million, more than doubling the $2.4 million earned a year ago. Net sales and shipments rose 12 percent and 3 percent, respectively. "Demand for our specialty papers continued to improve through the third quarter," commented Mr. Howatt. "Selling price gains, product mix enhancements and increased production efficiencies offset higher market pulp and natural gas costs to generate the earnings improvement."

Printing & Writing reported third-quarter operating profits of $5.1 million compared to $5.3 million last year. Net sales and shipments declined 1 percent and 5 percent, respectively. "Volume of our higher-margin premium printing and writing papers increased 9 percent and consumer product shipments increased 15 percent, reflecting the value of our niche market focus," Mr. Howatt said. "Lower overall shipments were principally due to inconsistent demand and competitive market conditions for paper mill packaging products. In addition, uncoated freesheet markets have softened in recent months from the gains experienced earlier in the year."

Towel & Tissue reported third-quarter operating profits of $7.9 million compared to $7.6 million last year. Net sales increased 6 percent while shipments improved slightly. "Selling price increases and record shipments of value-added products helped offset wastepaper and parent roll price increases of nearly $2 million, enabling Towel & Tissue to report a year-over-year profit improvement," said Mr. Howatt.

Looking ahead, Mr. Howatt said, "We remain committed to putting Wausau Paper on a growth track by pursuing higher-margin niche and emerging markets, using innovative product development techniques that allow us to effectively partner with customers, and focusing on new customer service initiatives. The pending $9.6 million acquisition of the Brainerd, Minnesota, facility, fits well with that growth strategy. The 170,000-ton per year uncoated freesheet mill provides the capability and scale to expand our sales of higher-margin premium printing and writing papers, driving profitability and generating superior long-term growth.

"The fourth quarter is a seasonally weaker period for most of our businesses. While fiber costs are easing, they remain well above year ago levels. In addition, energy, freight and pulpwood costs are moving higher and uncoated paper market gains have yet to provide any meaningful pricing leverage. As a result, we expect fourth-quarter earnings to be in line with prior year earnings of $.10 per share, excluding the potential expense of the Brainerd mill start-up which is estimated to be $.02 per share."

Wausau Paper produces fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the Company's future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described in Item 1 of the Company's Form 10-K for the year ended December 31, 2003. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.